Exhibit 99.4

On October 2, 2012, the Partnership, acquired all of the remaining Class A interests in Redbird Gas Storage LLC (“Redbird”) for $150.0 million in cash from Martin Underground Storage, Inc., a subsidiary of Martin Resource Management. Redbird was formed by the Partnership and Martin Resource Management in 2011 to invest in Cardinal Gas Storage Partners (“Cardinal”). Cardinal is a joint venture between Redbird and Energy Capital Partners (“ECP”) that is focused on the development, construction, operation and management of natural gas storage facilities across North America.

On October 2, 2012, the Partnership acquired from Cross Oil Refining & Marketing, Inc. (“Cross”), a wholly-owned subsidiary of Martin Resource Management, certain specialty lubricant product packaging assets (“Cross Packaging Assets”), for total consideration of $121.8 million in cash, including working capital of approximately $36.8 million at closing, subject to certain post-closing adjustments.

Financial information the three and nine months ended September 30, 2012 and 2011, respectively, has been updated to reflect the activities attributable to the Redbird Class A interests and the Cross Packaging Assets. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets were considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of the Redbird Class A interests and the Cross Packaging Assets as of the date of common control. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets are recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for the three and nine months ended September 30, 2012 and 2011, respectively, have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of the Redbird Class A interests and the Cross Packaging Assets as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 1 and Item 2 of the September 30, 2012 Form 10-Q that specifically relate to the revisions associated with the acquisition of the Redbird Class A interests and the Cross Packaging Assets and does not otherwise modify or update any other disclosures set forth in the in the September 30, 2012 Form 10-Q.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands)

PART I - FINANCIAL INFORMATION
Item 1.     Financial Statements

	September 30, 2012[1]	December 31, 2011[1]
	(Unaudited)	(Audited)
Assets
Cash	$27	$266
Accounts and other receivables, less allowance for doubtful accounts of $3,732 and $3,384, respectively	141,619	143,036
Product exchange receivables	5,455	17,646
Inventories	134,990	93,254
Due from affiliates	23,347	5,968
Fair value of derivatives	—	622
Other current assets	2,280	4,366
Assets held for sale	—	212,787
Total current assets	307,718	477,945

Property, plant and equipment, at cost	722,936	651,460
Accumulated depreciation	(247,514)	(218,202)
Property, plant and equipment, net	475,422	433,258

Goodwill	8,337	8,337
Investment in unconsolidated entities	149,550	132,605
Debt issuance costs, net	10,924	13,330
Other assets, net	6,442	3,633
	$958,393	$1,069,108

Liabilities and Partners' Capital
Current installments of long-term debt and capital lease obligations	217	1,261
Trade and other accounts payable	106,660	136,124
Product exchange payables	27,908	37,313
Due to affiliates	77,408	74,654
Income taxes payable	7,458	926
Fair value of derivatives	—	362
Other accrued liabilities	12,309	11,054
Liabilities held for sale	—	501
Total current liabilities	231,960	262,195

Long-term debt and capital leases, less current maturities	255,966	458,941
Deferred income taxes	2,441	9,697
Other long-term obligations	1,069	1,088
Total liabilities	491,436	731,921

Partners' capital	466,957	336,561
Accumulated other comprehensive income	—	626
Total partners' capital	466,957	337,187
Commitments and contingencies
	$958,393	$1,069,108
1Financial information has been revised to include balances attributable to Redbird Class A interests and the Cross Packaging Assets. See Note 1 - General.
See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012[1]	2011[1]	2012[1]	2011[1]
Revenues:
Terminalling and storage *	$23,875	$19,381	$65,107	$56,831
Marine transportation *	22,102	20,773	63,678	57,548
Sulfur services	2,926	2,850	8,777	8,550
Product sales: *
Natural gas services	190,738	159,748	527,666	423,953
Sulfur services	57,670	67,319	193,464	198,310
Terminalling and storage	56,779	51,046	177,570	150,141
	305,187	278,113	898,700	772,404
Total revenues	354,090	321,117	1,036,262	895,333

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization):
Natural gas services *	185,686	156,236	515,928	414,162
Sulfur services *	47,272	59,808	149,582	164,142
Terminalling and storage	50,921	45,766	157,022	134,566
	283,879	261,810	822,532	712,870
Expenses:
Operating expenses *	37,894	35,055	111,357	102,714
Selling, general and administrative *	5,774	6,565	17,184	15,474
Depreciation and amortization	10,292	10,231	30,315	30,129
Total costs and expenses	337,839	313,661	981,388	861,187

Other operating income (loss)	(5)	1,720	368	1,818
Operating income	16,246	9,176	55,242	35,964

Other income (expense):
Equity in earnings (loss) of unconsolidated entities	(678)	(1,424)	770	(3,497)
Interest expense	(6,789)	(4,970)	(23,284)	(18,854)
Debt prepayment premium	—	—	(2,470)	—
Other, net	505	68	1,054	261
Total other expense	(6,962)	(6,326)	(23,930)	(22,090)
Income from continuing operations before taxes	9,284	2,850	31,312	13,874
Income tax expense	(541)	(565)	(3,366)	(1,880)
Income from continuing operations	8,743	2,285	27,946	11,994
Income from discontinued operations, net of income taxes	63,603	2,265	67,312	7,728
Net income	$72,346	$4,550	$95,258	$19,722
1Financial information has been revised to include balances attributable to Redbird Class A interests and the Cross Packaging Assets. See Note 1 - General.
See accompanying notes to consolidated and condensed financial statements.
*Related Party Transactions Included Above

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Terminalling and storage	$18,531	$14,210	$48,611	$40,045
Marine transportation	3,979	6,352	13,282	19,223
Product Sales	1,636	1,628	5,783	7,197
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services	6,761	9,257	18,783	13,679
Sulfur services	4,111	4,762	12,512	13,407
Terminalling and storage	13,165	9,718	36,509	33,276
Expenses:
Operating expenses	14,100	16,905	42,308	42,170
Selling, general and administrative	2,764	2,373	8,258	6,344

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Allocation of net income attributable to:
Limited partner interest:
Continuing operations	$10,128	$2,157	$21,645	$10,674
Discontinued operations	60,825	1,617	63,874	5,994
	70,953	3,774	85,519	16,668
General partner interest:
Continuing operations	(1,330)	811	1,165	2,557
Discontinued operations	2,778	537	3,438	1,435
	1,448	1,348	4,603	3,992
Net income attributable to:
Continuing operations	8,798	3,134	22,810	13,763
Discontinued operations	63,603	2,265	67,312	7,728
	$72,401	$5,399	$90,122	$21,491
Net income attributable to limited partners:
Basic:
Continuing operations	$0.44	$0.11	$0.94	$0.56
Discontinued operations	2.63	0.09	2.79	0.31
	$3.07	$0.20	$3.73	$0.87
Weighted average limited partner units - basic	23,101	19,158	22,929	19,161
Diluted:
Continuing operations	$0.44	$0.11	$0.94	0.56
Discontinued operations	2.63	0.09	2.79	0.31
	$3.07	$0.20	$3.73	$0.87
Weighted average limited partner units - diluted	23,105	19,163	22,932	19,163

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012[1]	2011[1]	2012[1]	2011[1]
Net income	$72,346	$4,550	$95,258	$19,722
Other comprehensive income adjustments:
Changes in fair values of commodity cash flow hedges	—	1,295	126	1,231
Commodity cash flow hedging gains (losses) reclassified to earnings	(63)	(538)	(752)	(1,291)
Interest rate cash flow hedging gains reclassified to earnings	—	—	—	18
Other comprehensive income (loss)	(63)	757	(626)	(42)
Comprehensive income	$72,283	$5,307	$94,632	$19,680
1Financial information has been revised to include balances attributable to Redbird Class A interests and the Cross Packaging Assets. See Note 1 - General.
See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CAPITAL
(Unaudited)
(Dollars in thousands)

	Partners' Capital
	Parent Net	Common Limited		Subordinated Limited		General Partner	Accumulated Other Comprehensive Income
	Investment[1]	Units	Amount	Units	Amount	Amount	(Loss)	Total
Balances - January 1, 2011	$53,154	17,707,832	$250,787	889,444	$17,721	$4,879	$1,419	$327,960

Net income (loss)	(1,769)	—	17,499	—	—	3,992	—	19,722

Recognition of beneficial conversion feature		—	(831)	—	831	—	—	—

Follow-on public offering		1,874,500	70,330	—	—	—	—	70,330

General partner contribution		—	—	—	—	1,505	—	1,505

Cash distributions		—	(43,321)	—	—	(4,635)	—	(47,956)

Excess purchase price over carrying value of acquired assets		—	(19,685)	—	—	—	—	(19,685)

Unit-based compensation		15,530	131	—	—	—	—	131

Purchase of treasury units		(14,850)	(582)	—	—	—	—	(582)

Unit-based compensation grant forfeitures		(500)	—	—	—	—	—	—

Adjustment in fair value of derivatives		—	—	—	—	—	(42)	(42)
Balances - September 30, 2011	$51,385	19,582,512	$274,328	889,444	$18,552	$5,741	$1,377	$351,383

Balances - January 1, 2012	$51,571	20,471,776	$279,562	—	$—	$5,428	$626	$337,187

Net income	5,136	—	85,519	—	—	4,603	—	95,258

Follow-on public offering		2,645,000	91,361	—	—	—	—	91,361

General partner contribution		—	—	—	—	1,951	—	1,951

Cash distributions		—	(52,880)	—	—	(5,452)	—	(58,332)

Unit-based compensation		6,250	379	—	—	—	—	379

Purchase of treasury units		(6,250)	(221)	—	—	—	—	(221)

Adjustment in fair value of derivatives		—	—	—	—	—	(626)	(626)
Balances - September 30, 2012	$56,707	23,116,776	$403,720	—	$—	$6,530	$—	$466,957
1Financial information has been revised to include balances attributable to Redbird Class A interests and the Cross Packaging Assets. See Note 1 - General.
See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2012[1]	2011[1]
Cash flows from operating activities:
Net income	$95,258	$19,722
Less: Income from discontinued operations	(67,312)	(7,728)
Net income from continuing operations	27,946	11,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,315	30,129
Amortization of deferred debt issuance costs	2,611	3,071
Amortization of debt discount	504	262
Deferred taxes	402	95
Loss on sale of property, plant and equipment	7	405
Gain on sale of equity method investment	(486)	—
Equity in earnings (loss) of unconsolidated entities	1,438	3,497
Other	379	131
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	(10,352)	(12,566)
Product exchange receivables	12,190	(16,552)
Inventories	(41,736)	(29,957)
Due from affiliates	(27,795)	221
Other current assets	1,996	1,478
Trade and other accounts payable	(16,808)	13,247
Product exchange payables	(9,405)	27,350
Due to affiliates	21,040	12,630
Income taxes payable	154	(1,095)
Other accrued liabilities	1,353	4,258
Change in other non-current assets and liabilities	(1,126)	(123)
Net cash provided by (used in) continuing operating activities	(7,373)	48,475
Net cash provided by discontinued operating activities	120	12,272
Net cash provided by (used in) operating activities	(7,253)	60,747
Cash flows from investing activities:
Payments for property, plant and equipment	(71,550)	(51,682)
Acquisitions	—	(16,815)
Payments for plant turnaround costs	(2,578)	(2,103)
Proceeds from sale of property, plant and equipment	33	530
Proceeds from sale of equity method investment	531	—
Milestone distributions from ECP	2,208	—
Investment in unconsolidated subsidiaries	(775)	(59,319)
Return of investments from unconsolidated entities	5,133	383
Distributions from (contributions to) unconsolidated entities for operations	(22,786)	(31,757)
Net cash used in continuing investing activities	(89,784)	(160,763)
Net cash provided by (used in) discontinued investing activities	271,181	(8,253)
Net cash provided by (used in) investing activities	181,397	(169,016)
Cash flows from financing activities:
Payments of long-term debt	(547,000)	(389,000)
Payments of notes payable and capital lease obligations	(6,522)	(831)
Proceeds from long-term debt	349,000	456,000
Net proceeds from follow on offering	91,361	70,330
General partner contribution	1,951	1,505
Treasury units purchased	(221)	(582)
Increase (decrease) in affiliate funding of investments in unconsolidated entities	(4,416)	30,828
Payment of debt issuance costs	(204)	(3,424)
Excess purchase price over carrying value of acquired assets	—	(19,685)
Cash distributions paid	(58,332)	(47,956)
Net cash provided by (used in) financing activities	(174,383)	97,185
Net decrease in cash	(239)	(11,084)
Cash at beginning of period	266	11,380
Cash at end of period	$27	$296
1Financial information has been revised to include balances attributable to Redbird Class A interests and the Cross Packaging Assets. See Note 1 - General.
See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

(1)	General

Martin Midstream Partners L.P. (the “Partnership”) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. Its four primary business lines include: terminalling and storage services for petroleum products and by-products, natural gas services, sulfur and sulfur-based products processing, manufacturing, marketing and distribution, and marine transportation services for petroleum products and by-products.

The Partnership's unaudited consolidated and condensed financial statements have been prepared in accordance with the requirements of Form 10-Q and United States generally accepted accounting principles for interim financial reporting. Accordingly, these financial statements have been condensed and do not include all of the information and footnotes required by generally accepted accounting principles for annual audited financial statements of the type contained in the Partnership's annual reports on Form 10-K. In the opinion of the management of the Partnership's general partner, all adjustments and elimination of significant intercompany balances necessary for a fair presentation of the Partnership's results of operations, financial position and cash flows for the periods shown have been made. All such adjustments are of a normal recurring nature. Results for such interim periods are not necessarily indicative of the results of operations for the full year. These financial statements should be read in conjunction with the Partnership's audited consolidated financial statements and notes thereto included in the Partnership's annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2012, updated on August 21, 2012 to reflect the operations related to the sale of the Partnership's East Texas and Northwest Louisiana natural gas gathering and processing assets as discontinued operations, and further updated on November 13, 2012 to reflect the operations attributable to the Redbird Class A interests and certain specialty lubricant product packaging assets as if the Partnership owned these assets for these periods.

As discussed in Note 4, on July 31, 2012, the Partnership completed the sale of its East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas Systems I, L.P. ("Prism Gas"), a wholly-owned subsidiary of the Partnership.  These assets, along with additional gathering and processing assets discussed in Note 4 are collectively referred to as the "Prism Assets."  The Partnership classified the Prism Assets, including related liabilities as held for sale at December 31, 2011, and has presented the results of operations and cash flows as discontinued operations for the periods ended September 30, 2012 and 2011, respectively. The Partnership has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the net assets and operations and cash flows of the Prism Assets as assets held for sale and discontinued operations, respectively.

On October 2, 2012, the Partnership, acquired all of the remaining Class A interests in Redbird Gas Storage LLC ("Redbird") from Martin Underground Storage Inc., a subsidiary of Martin Resource Management. Redbird was formed by the Partnership and Martin Resource Management in 2011 to invest in Cardinal Gas Storage Partners (“Cardinal”). Cardinal is a joint venture between Redbird and Energy Capital Partners (“ECP”) that is focused on the development, construction, operation and management of natural gas storage facilities across North America.

On October 2, 2012, the Partnership acquired from Cross Oil Refining and Marketing, Inc ("Cross"), a wholly-owned subsidiary of Martin Resource Management, certain specialty lubricant product packaging assets (“Cross Packaging Assets”), for total consideration of $121,800 in cash, including working capital of approximately $36,800 at closing, subject to certain post-closing adjustments.

The acquisitions of the Redbird Class A interests and the Cross Packaging Assets were considered a transfer of net assets between entities under common control. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets are recorded at amounts based on the historical carrying value of these assets at that date, and the Partnership is required to update its historical financial statements to include the activities of the Redbird Class A interests and the Cross Packaging Assets as of the date of common control. The Partnership's accompanying historical financial statements have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of the Redbird Class A interests and the Cross Packaging Assets as if the Partnership owned these assets for these periods. Net income attributable to the Redbird Class A interests and the activities of the Cross Packaging Assets for periods prior to the Partnership's acquisition of the assets is not allocated to the general and limited partners for purposes of calculating net income per limited partner unit. See Note (1)(d).

(a)	Use of Estimates

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States.  Actual results could differ from those estimates.

(a)	Unit Grants

In May 2012, the Partnership issued 6,250 restricted common units to certain non-employee directors under its long-term incentive plan from 6,250 treasury units purchased by the Partnership in the open market for $221.  These units vest in 25% increments beginning in January 2013 and will be fully vested in January 2016.

In May 2011, the Partnership issued 6,250 restricted common units to certain non-employee directors under its long-term incentive plan from 5,750 treasury units purchased by the Partnership in the open market for $235 and 500 treasury units from forfeitures.  These units vest in 25% increments beginning in January 2012 and will be fully vested in January 2015.

In February 2011, the Partnership issued 9,100 restricted common units to certain Martin Resource Management employees under its long-term incentive plan from 9,100 treasury units purchased by the Partnership in the open market for $347.  On July 31, 2012, 6,850 of these units were fully vested to certain employees in connection with the sale of the Prism Assets. The remaining 2,250 units vest in 25% increments beginning in February 2012 and will be fully vested in February 2015.

The cost resulting from share-based payment transactions was $261 and $36 for the three months ended September 30, 2012 and 2011, respectively, and $379 and $131 for the nine months ended September 30, 2012 and 2011, respectively.

(b)	Incentive Distribution Rights

The Partnership's general partner, Martin Midstream GP LLC, holds a 2% general partner interest and certain incentive distribution rights (“IDRs”) in the Partnership. IDRs are a separate class of non-voting limited partner interest that may be transferred or sold by the general partner under the terms of the partnership agreement of the Partnership (the “Partnership Agreement”), and represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution and any cumulative arrearages on common units once certain target distribution levels have been achieved. The Partnership is required to distribute all of its available cash from operating surplus, as defined in the Partnership Agreement. As discussed further in Note 16, on October 2, 2012, the Partnership Agreement was amended to provide that the General Partner shall not receive the next $18,000 in incentive distributions that it would otherwise be entitled to receive. Therefore, no incentive distributions were allocated to the general partner for the three months ended September 30, 2012, which would have been payable to the general partner on November 14, 2012.

The target distribution levels entitle the general partner to receive 2% of quarterly cash distributions up to $0.55 per unit, 15% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, 25% of quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit and 50% of quarterly cash distributions in excess of $0.75 per unit.

For the three months ended September 30, 2012 and 2011, the general partner received $0 and $1,265, respectively, in incentive distributions.  For the nine months ended September 30, 2012 and 2011, the general partner received $2,857 and $3,635, respectively, in incentive distributions.

(c)	Net Income per Unit

The Partnership follows the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10 related to earnings per share, which addresses the application of the two-class method in determining income per unit for master limited partnerships having multiple classes of securities that may participate in partnership distributions accounted for as equity distributions. Undistributed earnings are allocated to the general partner and limited partners utilizing the contractual terms of the Partnership Agreement. Distributions to the general partner pursuant to the IDRs are limited to available cash that will be distributed as defined in the Partnership Agreement. Accordingly, the Partnership does not allocate undistributed earnings to the general partner for the IDRs because the general partner's share of

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

available cash is the maximum amount that the IDR would be contractually entitled to receive if all earnings for the period were distributed. When current period distributions are in excess of earnings, the excess distributions for the period are to be allocated to the general partner and limited partners based on their respective sharing of losses specified in the Partnership Agreement.

For purposes of computing diluted net income per unit, the Partnership uses the more dilutive of the two-class and if-converted methods. Under the if-converted method, the beneficial conversion feature is added back to net income available to common limited partners, the weighted-average number of subordinated units outstanding for the period is added to the weighted-average number of common units outstanding for purposes of computing basic net income per unit and the resulting amount is compared to the diluted net income per unit computed using the two-class method.

The following is a reconciliation of net income from continuing operations and net income from discontinued operations allocated to the general partner and limited partners for purposes of calculating net income attributable to limited partners per unit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2011	2011
Continuing operations:
Net income attributable to Martin Midstream Partners L.P.	$8,743	$2,285	$27,946	$11,994
Less pre-acquisition income (loss) allocated to parent	(55)	(849)	5,136	(1,769)
Less general partner's interest in net income:
Distributions payable on behalf of IDRs	(1,536)	763	723	2,328
Distributions payable on behalf of general partner interest	(320)	207	295	640
Distributions payable to the general partner interest in excess of earnings allocable to the general partner interest	526	(159)	147	(411)
Less beneficial conversion feature	—	166	—	532
Limited partners' interest in net income	$10,128	$2,157	$21,645	$10,674

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Discontinued operations:
Net income attributable to Martin Midstream Partners L.P.	$63,603	$2,265	$67,312	$7,728
Less general partner's interest in net income:
Distributions payable on behalf of IDRs	1,536	502	2,134	1,307
Distributions payable on behalf of general partner interest	709	138	872	360
Distributions payable to the general partner interest in excess of earnings allocable to the general partner interest	533	(103)	432	(232)
Less beneficial conversion feature	—	111	—	299
Limited partners' interest in net income	$60,825	$1,617	$63,874	$5,994

The Partnership allocates the General Partner's share of earnings between continuing and discontinued operations as a proportion of net income from continuing operations and discontinued operations to total net income, excluding preacquisition income (loss) allocated to parent. The allocation is done at each period end on an annual basis, resulting in each quarter representing the difference between year to date of the current quarter and year to date as of the previous quarter.

The weighted average units outstanding for basic net income per unit were 23,101,233 and 22,929,172 for the three months and nine months ended September 30, 2012, respectively, and 19,158,334 and 19,161,403 for the three and nine months ended September 30, 2011, respectively.  For diluted net income per unit, the weighted average units outstanding were

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

increased by 3,596 and 3,164 for the three and nine months ended September 30, 2012, respectively, and 4,794 and 1,663 for the three and nine months ended September 30, 2011, respectively, due to the dilutive effect of restricted units granted under the Partnership's long-term incentive plan.

(d)	Income Taxes

With respect to the Partnership's taxable subsidiary, Woodlawn Pipeline Co., Inc. (“Woodlawn”), and the Cross packaging assets prior to the date of acquisition, income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(2)	New Accounting Pronouncements

In September 2011, the FASB amended the provisions of ASC 350 related to testing goodwill for impairment.  This update simplifies the goodwill impairment assessment by allowing a company to first review qualitative factors to determine the likelihood of whether the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the company would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  This amended guidance was adopted by the Partnership effective January 1, 2012.

In June 2011, the FASB amended the provisions of ASC 220 related to other comprehensive income. This newly issued guidance: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this guidance do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This guidance is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011.  This amended guidance was adopted by the Partnership effective January 1, 2012.  As this new guidance only requires enhanced disclosure, adoption did not impact the Partnership's financial position or results of operations.

(3)	Acquisitions

Redbird Gas Storage

On May 31, 2011, the Partnership acquired all of the Class B equity interests in Redbird for approximately $59,319.  This amount was recorded as an investment in an unconsolidated entity.  Redbird, a subsidiary of Martin Resource Management, is a natural gas storage joint venture formed to invest in Cardinal.  Cardinal is a joint venture between Redbird and Energy Capital Partners that is focused on the development, construction, operation and management of natural gas storage facilities across North America.  Redbird owns an unconsolidated 40.95% interest in Cardinal.  Concurrent with the closing of this transaction, Cardinal acquired all of the outstanding equity interests in Monroe Gas Storage Company, LLC (“Monroe”) as well as an option on development rights to an adjacent depleted reservoir facility.  This acquisition was funded by borrowings under the Partnership's revolving credit facility.  In addition to owning all of the Class B equity interests of Redbird, the Partnership also owns 10.74% of the Class A equity interests of Redbird at September 30, 2012.

On October 2, 2012, the Partnership, acquired the remaining Class A interests in Redbird for $150,000 in cash from Martin Underground Storage Inc., a subsidiary of Martin Resource Management. These interests were recorded at amounts reflected in Martin Resource Management's historical consolidated financial statements. The difference between the purchase price and Martin Resource Management's carrying value of the assets acquired and liabilities assumed will be recorded as an adjustment to partners' capital. See Note 1.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

Terminalling Facilities

On October 2, 2012 the Partnership purchased certain specialty lubricant packaging assets from Cross, a wholly-owned subsidiary of Martin Resource Management. The consideration consisted of $121,800 in cash, including working capital of approximately $36,800, subject to certain post-closing adjustments. These assets were recorded at amounts reflected in Martin Resource Management's historical consolidated financial statements. The difference between the purchase price and Martin Resource Management's carrying value of the combined net assets acquired and liabilities assumed will be recorded as an adjustment to partners' capital. See Note 1.

On January 31, 2011, the Partnership acquired 13 shore-based marine terminalling facilities, one specialty terminalling facility and certain terminalling related assets from Martin Resource Management for $36,500.  These assets are located across the Louisiana Gulf Coast.  This acquisition was funded by borrowings under the Partnership's revolving credit facility.

These terminalling assets were acquired by Martin Resource Management in its acquisition of L&L Holdings LLC (“L&L”) on January 31, 2011.  During the second quarter of 2011, Martin Resource Management finalized the purchase price allocation for the acquisition of L&L, including the final determination of the fair value of the terminalling assets acquired by the Partnership.  The Partnership recorded an adjustment in the amount of $19,685 to reduce property, plant and equipment and partners' capital for the difference between the purchase price and the fair value of the terminalling assets acquired based on Martin Resource Management's final purchase price allocation.

(4)	Discontinued operations and divestitures

On July 31, 2012, the Partnership completed the sale of its East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas, and other natural gas gathering and processing assets also owned by the Partnership to a subsidiary of CenterPoint Energy Inc. (NYSE: CNP) (“CenterPoint”). The Partnership received net cash proceeds from the sale of $273,269.  The asset sale includes the Partnership's 50% operating interest in Waskom Gas Processing Company (“Waskom”).  A subsidiary of CenterPoint owned the other 50% percent interest.

Additionally, on September 18, 2012, the Partnership completed the sale of its interest in Matagorda Offshore Gathering System (“Matagorda”) and Panther Interstate Pipeline Energy LLC (“PIPE”) to a private investor group for $1,530.

The assets described above collectively are referred to herein as the Prism Assets.

The Partnership classified the results of operations of the Prism Assets which were previously presented as a component of the Natural Gas Services segment, as discontinued operations in the consolidated and condensed statements of operations for all periods presented. The assets and liabilities to be sold met the accounting criteria to be classified as held for sale and were aggregated and reported on separate lines in the consolidated and condensed balance sheet at December 31, 2011.

The assets and liabilities classified held for sale as of December 31, 2011 were as follows:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

December 31, 2011
Assets
Inventories	$486
Property, plant and equipment	78,324
Accumulated depreciation	(18,438)
Goodwill	28,931
Investment in unconsolidated entities	107,549
Other assets, net	15,935
Assets held for sale	$212,787

Liabilities
Other long-term obligations	$501
Liabilities held for sale	$501

The Prism Assets' operating results, which are included within income from discontinued operations, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total revenues from third parties[1]	$9,269	$28,714	$66,842	$90,917
Total costs and expenses, excluding depreciation and amortization	(9,296)	(26,892)	(64,556)	(85,888)
Depreciation and amortization	—	(1,375)	(2,320)	(4,128)
Other operating income[2]	62,251	—	61,421	3
Equity in earnings of Waskom, Matagorda, and PIPE	377	1,839	4,611	6,854
Income from discontinued operations before income taxes	62,601	2,286	65,998	7,758
Income tax expense (benefit)	(1,002)	21	(1,314)	30
Income from discontinued operations, net of income taxes	$63,603	$2,265	$67,312	$7,728

1 Total revenues from third parties excludes intercompany revenues of $3,285, $17,741, $26,431, and $49,444 for the three months ended September 30, 2012 and 2011, and nine months ended September 30, 2012 and 2011, respectively.

2 The Partnership recognized a gain on the sale of the Prism Assets of $62,251 and $61,411 in income from discontinued operations for the three and nine months ended September 30, 2012 and 2011, respectively.

(5)	Inventories

Components of inventories at September 30, 2012 and December 31, 2011 were as follows:

	September 30, 2012	December 31, 2011
Natural gas liquids	$64,783	$25,178
Sulfur	26,460	24,335
Sulfur based products	14,115	14,857
Lubricants	27,201	26,589
Other	2,431	2,295
	$134,990	$93,254

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

(6)	Investments in Unconsolidated Entities and Joint Ventures

As discussed in detail in Note 4, the Partnership sold its 50% interests in Waskom, Matagorda, and PIPE. The equity in earnings associated with these investments during the periods owned is recorded in income from discontinued operations for the three and nine months ended September 30, 2012 and 2011.

On May 1, 2008, certain assets and liabilities were contributed to acquire a 50.00% ownership interest in Cardinal, which focuses on the development, construction, operation, and management of natural gas storage facilities. In conjunction with this transaction, ECP contributed cash for a 50% ownership interest in Cardinal. The carrying amount of assets and liabilities contributed was as follows:

Net property, plant and equipment	$56,722
Commodity derivatives	3,949
Inventory, including base gas	3,420
Other assets	930
Accounts payable and accrued liabilities	(153)
$64,868

The initial carrying amount of the investment in Cardinal was less than the contributed underlying net assets. Of the basis difference, $1,250 relates to differences in the carrying value of fixed assets contributed as compared to amounts recorded by Cardinal, and is being amortized over 40 years, the approximate useful life of the underlying assets. Such amortization amounted to $8 and $23 for each of the three and nine months ending September 30, 2012 and 2011, respectively. The remaining basis difference is a permanent difference that will be realized upon sale of the investment in Cardinal.
ECP is also required to make $25,000 in cash contributions to Cardinal once certain “milestones” are met, which relate to future progress on projects currently underway. The agreement requires such contributions be made to Cardinal and then distributed to the Partnership. These are the equivalent of additional purchase price for the assets originally contributed by the Partnership and, therefore, are recognized as equity in earnings of equity method investees in the consolidated statements of operations. Milestone payments totaling $2,208 and $0 were made for the nine months ending September 30, 2012 and 2011, respectively.
On May 24, 2011, Redbird was formed to hold membership interests in Cardinal. On May 27, 2011, initial contributions consisted of all of Martin Resource Management's membership interests in Cardinal for 100% of the Class A interests in Redbird. Simultaneously, MMLP acquired 100% of the Class B interests in Redbird for approximately $59,319. Concurrent with the closing of this transaction, Redbird contributed the cash to Cardinal which used the cash, along with a contribution from ECP, to acquire all of the outstanding equity interests in Monroe as well as an option on development rights to an adjacent depleted reservoir facility. As of September 30, 2012, MMLP had acquired 10.74% of the Class A Redbird interests as well as maintaining its 100% ownership of the Class B interests. Redbird owns an unconsolidated 40.95% interest in Cardinal.   Redbird utilized the investments by the Partnership to invest in Cardinal to fund projects for natural gas storage facilities.

As discussed in Notes 1 and 3, on October 2, 2012, the Partnership, acquired the remaining Class A interests in Redbird. As this acquisition is considered a transfer of net assets between entities under common control, the acquisition is recorded at the historical carrying value of these assets at that date. The Partnership is required to retrospectively update its historical financial statements to include the activities of the Class A interests in Redbird as of the date of common control. The Partnership's accompanying historical financial statements for the three and nine months ended September 30, 2012 and 2011 have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the Redbird Class A interests (including predecessor activities related to the amounts contributed to form Cardinal and Cardinal activities prior to the formation of Redbird) as if the Partnership owned these assets for these periods.

During the second quarter of 2012, the Partnership acquired an unconsolidated 50% interest in Caliber Gathering, LLC (“Caliber”) and Pecos Valley Producer Services LLC (“Pecos Valley”). The Partnership sold its interest in Pecos Valley during

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

the third quarter of 2012 for $531, resulting in a gain of $486 recorded in Other, Net in the Partnership's consolidated and condensed statement of operations for the three and nine months ended September 30, 2012.

These investments are accounted for by the equity method.

The following tables summarize the components of the investment in unconsolidated entities on the Partnership's consolidated and condensed balance sheets and the components of equity in earnings of unconsolidated entities included in the Partnership's consolidated and condensed statements of operations:

	September 30, 2012	December 31, 2011
Investment in Waskom[1]	$—	$102,896
Investment in PIPE[1]	—	1,291
Investment in Matagorda[1]	—	3,362
Investment in unconsolidated entities classified as assets held for sale	—	107,549
Investment in Cardinal	148,919	132,605
Investment in Caliber	631	—
Investment in unconsolidated entities	149,550	132,605
Total Investment in unconsolidated entities	$149,550	$240,154

1 As of December 31, 2011, the financial information for Waskom, Matagorda, and PIPE is included in the consolidated and condensed balance sheet as assets held for sale.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Equity in earnings of Waskom[1]	$287	$1,767	$4,172	$6,779
Equity in earnings of PIPE[1]	10	(15)	(60)	(45)
Equity in earnings of Matagorda[1]	80	87	499	120
Equity in earnings of discontinued operations	377	1,839	4,611	6,854
Equity in earnings of Cardinal	(612)	(1,424)	869	(3,497)
Equity in earnings of Caliber	(98)	—	(119)	—
Equity in earnings of Pecos Valley	32	—	20	—
Equity in earnings of unconsolidated entities	(678)	(1,424)	770	(3,497)
Total equity in earnings of unconsolidated entities	$(301)	$415	$5,381	$3,357

¹ For all periods presented, the financial information for Waskom, Matagorda, and PIPE is included in the consolidated and condensed statement of operations and cash flows as discontinued operations.

Selected financial information for significant unconsolidated equity-method investees is as follows:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	As of September 30		Three Months Ended September 30		Nine Months Ended September 30
	Total Assets	Partner’s Capital	Revenues[1]	Net Income[1]	Revenues[1]	Net Income[1]
2012
Waskom	$—	$—	$8,171	$668	$66,662	$8,986
	As of December 31
2011
Waskom	$146,655	$126,863	$29,508	$3,808	$95,086	$14,382

¹ Revenues and net income for Waskom include financial information only for the periods owned. Three months ended September 30, 2012 only includes financial information for the one month ended July 31, 2012. Nine months ended September 30, 2012 only includes financial information for the seven months ended July 31, 2012.

	As of September 30		Three Months Ended September 30		Nine Months Ended September 30
	Total Assets	Member's Capital	Revenues	Net Income	Revenues	Net Income
2012
Cardinal	$670,827	$450,749	$8,089	$(1,531)	$25,156	$(3,264)
	As of December 31
2011
Cardinal	$561,375	$422,935	$7,436	$(3,638)	$12,039	$(8,714)

As of September 30, 2012 and December 31, 2011, the Partnership's interest in cash of the unconsolidated equity-method investees was $1,583 and $1,155, respectively.

(7)	Derivative Instruments and Hedging Activities

The Partnership's results of operations are materially impacted by changes in crude oil, natural gas and NGL prices and interest rates. In an effort to manage its exposure to these risks, the Partnership periodically enters into various derivative instruments, including commodity and interest rate hedges. The Partnership is required to recognize all derivative instruments as either assets or liabilities at fair value on the Partnership's Consolidated Balance Sheets and to recognize certain changes in the fair value of derivative instruments on the Partnership's Consolidated Statements of Operations.

The Partnership performs, at least quarterly, a retrospective assessment of the effectiveness of its outstanding hedge contracts, including assessing the possibility of counterparty default. If the Partnership determines that a derivative is no longer expected to be highly effective, the Partnership discontinues hedge accounting prospectively and recognizes subsequent changes in the fair value of the hedge in earnings.

All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in accumulated other comprehensive income (“AOCI”) until such time as the hedged item is recognized in earnings. The Partnership is exposed to the risk that periodic changes in the fair value of derivatives qualifying for hedge accounting will not be effective, as defined, or that derivatives will no longer qualify for hedge accounting. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to earnings. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to earnings; however, any amounts previously recorded to AOCI would remain there until such time as the original forecasted transaction occurs, then would be reclassified to earnings or if it is determined that continued reporting of losses in AOCI would lead to recognizing a net loss on the combination of the hedging instrument

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

and the hedge transaction in future periods, then the losses would be immediately reclassified to earnings.  If a forecasted hedge transaction is no longer probable of occurring, any gain or loss in AOCI is reclassified to earnings.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period during which the hedged transaction affects earnings. The effective portion of the derivative represents the change in fair value of the hedge that offsets the change in fair value of the hedged item. To the extent the change in the fair value of the hedge does not perfectly offset the change in the fair value of the hedged item, the ineffective portion of the hedge is immediately recognized in earnings.

(a)	Commodity Derivative Instruments

The Partnership is exposed to market risks associated with commodity prices and from time to time uses derivatives to manage the risk of commodity price fluctuation. The Partnership has established a hedging policy and monitors and manages the commodity market risk associated with its commodity risk exposure.  These hedging arrangements are in the form of swaps for crude oil, natural gas and natural gasoline. In addition, the Partnership is focused on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.

Due to the sale of the Prism Assets completed on July 31, 2012, as of September 30, 2012, the Partnership has terminated and settled all of its commodity derivative instruments.  For the three and nine months ended September 30, 2012, changes in the fair value of the Partnership's derivative contracts were recorded in both earnings and in AOCI as a component of partners' capital.

(b)	Impact of Commodity Cash Flow Hedges

Crude Oil.  For the three months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts decreased and increased crude revenue (included in income from discontinued operations) by $36 and $361, respectively.  For the nine months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts increased crude revenue (included in income from discontinued operations) by $496 and $658, respectively.

Natural Gas.  For the three months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts increased gas revenue (included in income from discontinued operations) by $77 and $72, respectively.  For the nine months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts increased gas revenue (included in income from discontinued operations) by $813 and $215, respectively.

Natural Gas Liquids.  For the three months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts increased liquids revenue (included in income from discontinued operations) by $5 and $236, respectively.  For the nine months ended September 30, 2012 and 2011, net gains and losses on swap hedge contracts increased liquids revenue (included in income from discontinued operations) by $1,066 and $458, respectively.

For information regarding fair value amounts and gains and losses on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” within this Note.

(c)	Impact of Interest Rate Derivative Instruments

The Partnership is exposed to market risks associated with interest rates. The Partnership enters into interest rate swaps to manage interest rate risk associated with the Partnership's variable rate debt credit facility and its' senior notes. All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in AOCI until such time as the hedged item is recognized in earnings.

In August 2011, the Partnership terminated all of its existing interest swap agreements with an aggregate notional amount of $100,000, which it had entered to hedge its exposure to changes in the fair value of Senior Notes as described in Note 11.  These interest rate swap contracts were not designated as fair value hedges and therefore, did not receive hedge

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

accounting but were marked to market through earnings.  Termination fees of $2,800 were received on the early extinguishment of the interest rate swap agreements in August 2011.

The Partnership was not a party to interest rate derivatives during the nine months ended September 30, 2012.  The Partnership recognized decreases in interest expense of $3,244 and $5,779 for the three and nine months ended September 30, 2011, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap and net cash settlement of interest rate swaps and hedges.

For information regarding fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” below.

(d)	Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items

The following table summarizes the fair values and classification of the Partnership's derivative instruments in its Consolidated Balance Sheet:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet
	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
	Balance Sheet Location	September 30, 2012	December 31, 2011	Balance Sheet Location	September 30, 2012	December 31, 2011
Derivatives designated as hedging instruments:	Current:			Current:
Commodity contracts	Fair value of derivatives	$—	$622	Fair value of derivatives	$—	$245
Total derivatives designated as hedging instruments		$—	$622		$—	$245
Derivatives not designated as hedging instruments:	Current:			Current:
Commodity contracts	Fair value of derivatives	$—	$—	Fair value of derivatives	$—	$117
Total derivatives not designated as hedging instruments		$—	$—		$—	$117

	Effect of Derivative Instruments on the Consolidated Statement of Operations For the Three Months Ended September 30, 2012 and 2011
	Effective Portion					Ineffective Portion and Amount Excluded from Effectiveness Testing
	Amount of Gain or (Loss) Recognized in OCI on Derivatives		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income		Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
	2012	2011		2012	2011		2012	2011
Derivatives designated as hedging instruments:
Commodity contracts	$—	$1,295	Income from discontinued operations	$63	$500	Income from discontinued operations	$—	$38
Total derivatives designated as hedging instruments	$—	$1,295		$63	$500		$—	$38

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
		2012	2011
Derivatives not designated as hedging instruments:
Interest rate contracts	Interest expense	$—	$3,244
Commodity contracts	Income from discontinued operations	(18)	131
Total derivatives not designated as hedging instruments		$(18)	$3,375

Effect of Derivative Instruments on the Consolidated Statement of Operations
For the Nine Months Ended September 30, 2012 and 2011

	Effective Portion					Ineffective Portion and Amount Excluded from Effectiveness Testing
	Amount of Gain or (Loss) Recognized in OCI on Derivatives		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income		Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
	2012	2011		2012	2011		2012	2011
Derivatives designated as hedging instruments
Interest rate contracts	$—	$—	Interest expense	$—	$(18)	Interest expense	$—	$—
Commodity contracts	126	1,231	Income from discontinued operations	748	1,264	Income from discontinued operations	4	$27
Total derivatives designated as hedging instruments	$126	$1,231		$748	$1,246		$4	$27

	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
		2012	2011
Derivatives not designated as hedging instruments
Interest rate contracts	Interest Expense	$—	$5,797
Commodity contracts	Income from discontinued operations	1,623	41
Total derivatives not designated as hedging instruments		$1,623	$5,838

No amounts are expected to be reclassified into earnings for the subsequent 12-month period for commodity cash flow hedges.

(8)	Fair Value Measurements

The Partnership provides disclosures pursuant to certain provisions of ASC 820, which provides a framework for measuring fair value and expanded disclosures about fair value measurements.  ASC 820 applies to all assets and liabilities that

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

are being measured and reported on a fair value basis. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of each asset and liability carried at fair value into one of the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

The Partnership's derivative instruments, which consist of commodity and interest rate swaps, are required to be measured at fair value on a recurring basis. The fair value of the Partnership's derivative instruments is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets, which is considered Level 2. Refer to Note 7 for further information on the Partnership's derivative instruments and hedging activities.

The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 at December 31, 2011:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets
Natural gas derivatives	$622	$—	$622	$—
Total assets	$622	$—	$622	$—
Liabilities
Crude oil derivatives	245	—	245	—
Natural gas liquids derivatives	117	—	117	—
Total liabilities	$362	$—	$362	$—

ASC 825-10-65, related to disclosures about fair value of financial instruments, requires that the Partnership disclose estimated fair values for its financial instruments.  Fair value estimates are set forth below for the Partnership's financial instruments.  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•
Accounts and other receivables, trade and other accounts payable, other accrued liabilities, income taxes payable and due from/to affiliates - the carrying amounts approximate fair value due to the short maturity and highly liquid nature of these instruments.

•	Long-term debt including current installments - the carrying amount of the revolving credit facility approximates fair value due to the debt having a variable interest rate.

The estimated fair value of the Senior Notes was approximately $189,557 as of September 30, 2012 based on quoted market prices of similar debt at September 30, 2012, which is deemed a Level 2 measurement.

(9)	Related Party Transactions

As of September 30, 2012, Martin Resource Management owns 6,593,267 of the Partnership's common units representing approximately 28.5% of the Partnership's outstanding limited partnership units.  The Partnership's general partner is a wholly-owned subsidiary of Martin Resource Management.  The Partnership's general partner owns a 2.0% general partner

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

interest in the Partnership and the Partnership's incentive distribution rights.  The Partnership's general partner's ability, as general partner, to manage and operate the Partnership, and Martin Resource Management's ownership as of September 30, 2012, of approximately 28.5% of the Partnership's outstanding limited partnership units, effectively gives Martin Resource Management the ability to veto some of the Partnership's actions and to control the Partnership's management.

The following is a description of the Partnership's material related party transactions:

Omnibus Agreement

               Omnibus Agreement.   The Partnership and its general partner are parties to an omnibus agreement dated November 1, 2002, with Martin Resource Management that governs, among other things, potential competition and indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Martin Resource Management and the Partnership's use of certain of Martin Resource Management's trade names and trademarks. The omnibus agreement was amended on November 24, 2009, to include processing crude oil into finished products including naphthenic lubricants, distillates, asphalt and other intermediate cuts. The omnibus agreement was amended further on October 2, 2012, to permit the Partnership to provide certain lubricant packaging products and services to Martin Resource Management. See Note 16.

Non-Competition Provisions. Martin Resource Management has agreed for so long as it controls the general partner of the Partnership, not to engage in the business of:

•	providing terminalling, refining, processing, distribution and midstream logistical services for hydrocarbon products and by-products;

•	providing marine and other transportation of hydrocarbon products and by-products; and

•	manufacturing and marketing fertilizers and related sulfur-based products.

This restriction does not apply to:

•	the ownership and/or operation on the Partnership's behalf of any asset or group of assets owned by it or its affiliates;

•	any business operated by Martin Resource Management, including the following:

◦	providing land transportation of various liquids;

◦	distributing fuel oil, sulfuric acid, marine fuel and other liquids;

◦	providing marine bunkering and other shore-based marine services in Alabama, Florida, Louisiana, Mississippi and Texas;

◦	operating a small crude oil gathering business in Stephens, Arkansas;

◦	operating an underground NGL storage facility in Arcadia, Louisiana;

◦	building and marketing sulfur processing equipment; and

◦	developing an underground natural gas storage facility in Arcadia, Louisiana.

•	any business that Martin Resource Management acquires or constructs that has a fair market value of less than $5,000;

•
any business that Martin Resource Management acquires or constructs that has a fair market value of $5,000 or more if the Partnership has been offered the opportunity to purchase the business for fair market value and the Partnership declines to do so with the concurrence of the conflicts committee; and

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

•
any business that Martin Resource Management acquires or constructs where a portion of such business includes a restricted business and the fair market value of the restricted business is $5,000 or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided that, following completion of the acquisition or construction, the Partnership will be provided the opportunity to purchase the restricted business.

Services.  Under the omnibus agreement, Martin Resource Management provides the Partnership with corporate staff, support services, and administrative services necessary to operate the Partnership's business. The omnibus agreement requires the Partnership to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on the Partnership's behalf or in connection with the operation of the Partnership's business. There is no monetary limitation on the amount the Partnership is required to reimburse Martin Resource Management for direct expenses.  In addition to the direct expenses, under the omnibus agreement, the Partnership is required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.

Effective October 1, 2011, through September 30, 2012, the Conflicts Committee of the board of directors of the general partner of the Partnership (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6,582.  The Partnership reimbursed Martin Resource Management for $1,646 and $4,937 of indirect expenses for the three and nine months ended September 30, 2012, respectively.  The Partnership reimbursed Martin Resource Management $1,042 and $3,126 of indirect expenses for the three and nine months ended September 30, 2011, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

These indirect expenses are intended to cover the centralized corporate functions Martin Resource Management provides for the Partnership, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions the Partnership shares with Martin Resource Management retained businesses. The provisions of the omnibus agreement regarding Martin Resource Management's services will terminate if Martin Resource Management ceases to control the general partner of the Partnership.

Related  Party Transactions. The omnibus agreement prohibits the Partnership from entering into any material agreement with Martin Resource Management without the prior approval of the conflicts committee of the general partner's board of directors. For purposes of the omnibus agreement, the term material agreements means any agreement between the Partnership and Martin Resource Management that requires aggregate annual payments in excess of then-applicable agreed upon reimbursable amount of indirect general and administrative expenses. Please read “Services” above.

License Provisions. Under the omnibus agreement, Martin Resource Management has granted the Partnership a nontransferable, nonexclusive, royalty-free right and license to use certain of its trade names and marks, as well as the trade names and marks used by some of its affiliates.

Amendment and Termination. The omnibus agreement may be amended by written agreement of the parties; provided, however, that it may not be amended without the approval of the conflicts committee of the Partnership's general partner if such amendment would adversely affect the unitholders. The omnibus agreement was first amended on November 24, 2009, to permit the Partnership to provide refining services to Martin Resource Management.  The omnibus agreement was amended further on October 2, 2012, to permit the Partnership to provide certain lubricant packaging products and services to Martin Resource Management.  See Note 16. Such amendments were approved by the conflicts committee of the Partnership's general partner.  The omnibus agreement, other than the indemnification provisions and the provisions limiting the amount for which the Partnership will reimburse Martin Resource Management for general and administrative services performed on its behalf, will terminate if the Partnership is no longer an affiliate of Martin Resource Management.

Motor Carrier Agreement

Motor Carrier Agreement.  The Partnership is a party to a motor carrier agreement effective January 1, 2006, with Martin Transport, Inc., a wholly owned subsidiary of Martin Resource Management through which Martin Resource Management operates its land transportation operations.  This agreement replaced a prior agreement effective November 1, 2002, between the Partnership and Martin Transport, Inc. for land transportation services.  Under the agreement, Martin Transport, Inc. agreed to ship our NGL shipments as well as other liquid products.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

Term and Pricing. This agreement was amended in November 2006, January 2007, April 2007 and January 2008 to add additional point-to-point rates and to modify certain fuel and insurance surcharges being charged to the Partnership.  The agreement has an initial term that expired in December 2007 but automatically renews for consecutive one year periods unless either party terminates the agreement by giving written notice to the other party at least 30 days prior to the expiration of the then-applicable term.  The Partnership has the right to terminate this agreement at any time by providing 90 days prior notice.  Under this agreement, Martin Transport, Inc. transports the Partnership's NGL shipments as well as other liquid products. These rates are subject to any adjustment which are mutually agreed or in accordance with a price index. Additionally, during the term of the agreement, shipping charges are also subject to fuel surcharges determined on a weekly basis in accordance with the U.S. Department of Energy's national diesel price list.

Marine Agreements

Marine Transportation Agreement. The Partnership is a party to a marine transportation agreement effective January 1, 2006, which was amended January 1, 2007, under which the Partnership provides marine transportation services to Martin Resource Management on a spot-contract basis at applicable market rates. This agreement replaced a prior agreement effective November 1, 2002 between the Partnership and Martin Resource Management covering marine transportation services which expired November 2005.  Effective each January 1, this agreement automatically renews for consecutive one year periods unless either party terminates the agreement by giving written notice to the other party at least 60 days prior to the expiration of the then applicable term. The fees the Partnership charges Martin Resource Management are based on applicable market rates.

Cross Marine Charter Agreements. Cross Oil & Refining Marketing, Inc. (“Cross”) entered into two marine charter agreements with the Partnership effective March 1, 2012.  These agreements have an initial term of five years and continue indefinitely thereafter subject to cancellation after the initial term by either party upon a 30 day written notice of cancellation. The charter hire payable under these agreements will be adjusted annually to reflect the percentage change in the Consumer Price Index.

Marine Fuel.  The Partnership is a party to an agreement with Martin Resource Management under which Martin Resource Management provides the Partnership with marine fuel from its locations in the Gulf of Mexico at a fixed rate over the Platt's U.S. Gulf Coast Index for #2 Fuel Oil.  Under this agreement, the Partnership agreed to purchase all of its marine fuel requirements that occur in the areas serviced by Martin Resource Management.

Terminal Services Agreements

Diesel Fuel Terminal Services Agreement.  The Partnership is a party to an agreement under which the Partnership provides terminal services to Martin Resource Management. This agreement was amended and restated as of October 27, 2004, and was set to expire in December 2006, but automatically renewed and will continue to automatically renew on a month-to-month basis until either party terminates the agreement by giving 60 days written notice.  The per gallon throughput fee the Partnership charges under this agreement may be adjusted annually based on a price index.

Miscellaneous Terminal Services Agreements.  The Partnership is currently party to several terminal services agreements and from time to time the Partnership may enter into other terminal service agreements for the purpose of providing terminal services to related parties. Individually, each of these agreements is immaterial but when considered in the aggregate they could be deemed material. These agreements are throughput based with a minimum volume commitment. Generally, the fees due under these agreements are adjusted annually based on a price index.

Other Agreements

 Cross Tolling Agreement. The Partnership is a party to an agreement under which it processes crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts for Cross.  The Tolling Agreement has a 22 year term which expires November 25, 2031.   Under this Tolling Agreement, the Partnership agreed to process a minimum of 6,500 barrels per day of crude oil at the facility at a fixed price per barrel.  Any additional barrels are processed at a modified price per barrel.  In addition, Martin Resource Management agreed to pay a monthly reservation fee and a periodic fuel surcharge fee based on certain parameters specified in the Tolling Agreement.  All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

specified annual period.  In addition, every three years, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement.

Supply Agreement.  The Partnership is a party to an agreement under which Martin Resource Management sells the Partnership bulk base oils or lubricants (“Products”) to be blended and/or packaged at its lubricants blending and packaging facility.  The Supply Agreement has a three year term, which expires September 30, 2015.  Under this Supply Agreement, the Partnership agreed to commit to buy certain volumes of Products, which can be adjusted downward should it fail to purchase such volumes over two consecutive quarters.  The pricing for Products is based on the spot low posting in the ICIS Pricing Base Oils (USA) Naphthenic published posted prices table.

Sulfuric Acid Sales Agency Agreement. The Partnership is party to an agreement under which Martin Resource Management purchases and markets the sulfuric acid produced by the Partnership's sulfuric acid production plant at Plainview, Texas, that is not consumed by the Partnership's internal operations.  This agreement, which was amended and restated in July 2011, will remain in place until the Partnership terminates it by providing 180 days' written notice.  Under this agreement, the Partnership sells all of its excess sulfuric acid to Martin Resource Management.  Martin Resource Management then markets such acid to third-parties and the Partnership shares in the profit of Martin Resource Management's sales of the excess acid to such third parties.

Other Miscellaneous Agreements. From time to time the Partnership enters into other miscellaneous agreements with Martin Resource Management for the provision of other services or the purchase of other goods.

The tables below summarize the related party transactions that are included in the related financial statement captions on the face of the Partnership's Consolidated Statements of Operations. The revenues, costs and expenses reflected in these tables are tabulations of the related party transactions that are recorded in the corresponding caption of the consolidated financial statement and do not reflect a statement of profits and losses for related party transactions.

The impact of related party revenues from sales of products and services is reflected in the consolidated financial statement as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Terminalling and storage	$18,531	$14,210	$48,611	$40,045
Marine transportation	3,979	6,352	13,282	19,223
Product sales:
Natural gas services	(1)	29	104	663
Sulfur services	1,469	1,537	4,829	6,358
Terminalling and storage	168	62	850	176
	1,636	1,628	5,783	7,197
	$24,146	$22,190	$67,676	$66,465

The impact of related party cost of products sold is reflected in the consolidated financial statement as follows:

Cost of products sold:
Natural gas services	$6,761	$9,257	$18,783	$13,679
Sulfur services	4,111	4,762	12,512	13,407
Terminalling and storage	13,165	9,718	36,509	33,276
	$24,037	$23,737	$67,804	$60,362

The impact of related party operating expenses is reflected in the consolidated financial statement as follows:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

Expenses:
Operating expenses
Marine transportation	$7,236	$8,631	$21,217	$21,412
Natural gas services	453	480	1,368	1,176
Sulfur services	1,494	1,901	4,796	4,803
Terminalling and storage	4,917	5,893	14,927	14,779
	$14,100	$16,905	$42,308	$42,170

The impact of related party selling, general and administrative expenses is reflected in the consolidated financial statement as follows:

Selling, general and administrative:
Marine transportation	$15	$19	$47	$49
Natural gas services	366	308	1,052	884
Sulfur services	737	1,004	2,183	2,285
Terminalling and storage	—	—	39	—
Indirect overhead allocation, net of reimbursement	1,646	1,042	4,937	3,126
	$2,764	$2,373	$8,258	$6,344

The amount of related party interest expense reflected in the consolidated financial statement is $526 and $1,549 for the three and nine months ended September 30, 2012. The amount of related party interest expense reflected in the consolidated financial statement is $673 and $1,752 for the three and nine months ended September 30, 2011.

(10)	Business Segments

The Partnership has four reportable segments: terminalling and storage, natural gas services, sulfur services and marine transportation. The Partnership's reportable segments are strategic business units that offer different products and services. The operating income of these segments is reviewed by the chief operating decision maker to assess performance and make business decisions.

The accounting policies of the operating segments are the same as those described in Note 2 in the Partnership's annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012. The Partnership evaluates the performance of its reportable segments based on operating income. There is no allocation of administrative expenses or interest expense.

The natural gas services segment information below excludes the discontinued operations of the Prism Assets for all periods.  See Note 4.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	Operating Revenues	Intersegment Revenues Eliminations	Operating Revenues after Eliminations	Depreciation and Amortization	Operating Income (loss) after eliminations	Capital Expenditures
Three Months Ended September 30, 2012
Terminalling and storage	$81,845	$(1,191)	$80,654	$5,829	$6,858	$10,775
Natural gas services	190,738	—	190,738	149	3,270	143
Sulfur services	60,596	—	60,596	1,750	7,273	7,549
Marine transportation	22,879	(777)	22,102	2,564	811	1,711
Indirect selling, general and administrative	—	—	—	—	(1,966)	—
Total	$356,058	$(1,968)	$354,090	$10,292	$16,246	$20,178

Three Months Ended September 30, 2011
Terminalling and storage	$71,601	$(1,174)	$70,427	$5,035	$4,954	$15,293
Natural gas services	159,748	—	159,748	148	2,164	277
Sulfur services	70,169	—	70,169	1,676	5,921	2,598
Marine transportation	22,411	(1,638)	20,773	3,372	(896)	2,061
Indirect selling, general and administrative	—	—	—	—	(2,967)	—
Total	$323,929	$(2,812)	$321,117	$10,231	$9,176	$20,229

Nine Months Ended September 30, 2012
Terminalling and storage	$246,219	$(3,542)	$242,677	$16,028	$20,536	$54,309
Natural gas services	527,666	—	527,666	436	6,457	410
Sulfur services	202,241	—	202,241	5,325	34,320	9,204
Marine transportation	65,912	(2,234)	63,678	8,526	662	7,627
Indirect selling, general and administrative	—	—	—	—	(6,733)	—
Total	$1,042,038	$(5,776)	$1,036,262	$30,315	$55,242	$71,550

Nine Months Ended September 30, 2011
Terminalling and storage	$210,192	$(3,220)	$206,972	$14,720	$14,238	$27,183
Natural gas services	423,953	—	423,953	435	5,598	581
Sulfur services	206,860	—	206,860	4,998	27,818	14,826
Marine transportation	63,201	(5,653)	57,548	9,976	(5,143)	9,092
Indirect selling, general and administrative	—	—	—	—	(6,547)	—
Total	$904,206	$(8,873)	$895,333	$30,129	$35,964	$51,682

The Partnership's assets by reportable segment, which exclude assets held for sale of $0 and $212,787, respectively, as of September 30, 2012 and December 31, 2011, are as follows:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	September 30, 2012	December 31, 2011
Total assets:
Terminalling and storage	$225,181	$282,167
Natural gas services	358,962	268,502
Sulfur services	258,712	162,289
Marine transportation	115,537	143,424
Total assets	$958,392	$856,382

(11)	Long-Term Debt and Capital Leases

At September 30, 2012 and December 31, 2011, long-term debt consisted of the following:

	September 30, 2012	December 31, 2011
$200,000*** Senior notes, 8.875% interest, net of unamortized discount of $1,688 and $2,192, respectively, issued March 2010 and due April 2018, unsecured**	$173,312	$197,808
$400,000 Revolving loan facility at variable interest rate (3.72%* weighted average at September 30, 2012), due April 2016 secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Partnership’s operating subsidiaries and equity method investees	77,000	250,000
$7,354 Note payable to bank, interest rate at 7.50%, maturity date of January 2017, secured by equipment	—	6,363
Capital lease obligations	5,871	6,031
Total long-term debt and capital lease obligations	256,183	460,202
Less current installments	217	1,261
Long-term debt and capital lease obligations, net of current installments	$255,966	$458,941

     * Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 2.00% to 3.25% and the applicable margin for revolving loans that are base prime rate loans ranges from 1.00% to 2.25%.  The applicable margin for existing LIBOR borrowings is 3.00%.  Effective October 1, 2012, the applicable margin for existing LIBOR borrowings remained at 3.00%.  Effective January 1, 2013, the applicable margin for existing LIBOR borrowings will decrease to 2.25%.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $40,000 of fixed rate to floating rate.  The floating rate cost was the applicable three-month LIBOR rate.  This interest rate swap was scheduled to mature in April 2018, but was terminated in August 2011.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $60,000 of fixed rate to floating rate.  The floating rate cost was the applicable three-month LIBOR rate.  This interest rate swap was scheduled to mature in April 2018, but was terminated in August 2011.

*** Pursuant to the Indenture under which the Senior Notes were issued, the Partnership has the option to redeem up to 35% of the aggregate principal amount at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest with the proceeds of certain equity offerings.  On April 24, 2012 the Partnership notified the Trustee of its intention to exercise a partial redemption of the Partnership's Senior Notes pursuant to the Indenture.  On May 24, 2012, the Partnership redeemed $25,000 of the Senior Notes from various holders using proceeds of the Partnership's January 2012 follow-on equity

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

offering, which in the interim were used to pay down amounts outstanding under the Partnership's revolving credit facility.  In conjunction with the redemption, the Partnership incurred a debt prepayment premium in the amount of $2,219, which is included in the consolidated and condensed statements of operations for the nine months ended September 30, 2012.

In August 2011, the Partnership terminated all of its existing interest rate swap agreements with an aggregate notional amount of $100,000, which it had entered to hedge its exposure to changes in the fair value of Senior Notes.  These interest rate swap contracts were not designated as fair value hedges and therefore, did not receive hedge accounting but were marked to market through earnings.  The Partnership received a termination benefit of $2,800 upon cancellation of these swap agreements.

Effective May 10, 2012, the Partnership increased the maximum amount of borrowings and letters of credit available under the Credit Facility from $375,000 to $400,000.

The Partnership paid cash interest in the amount of $4,696 and $2,813 for the three months ended September 30, 2012 and 2011, respectively.  The Partnership paid cash interest in the amount of $19,039 and $6,662 for the nine months ended September 30, 2012 and 2011, respectively.  Capitalized interest was $175 and $127 for the three months ended September 30, 2012 and 2011, respectively.  Capitalized interest was $799 and $373 for the nine months ended September 30, 2012 and 2011, respectively.

(12)	Equity Offering

On January 25, 2012, the Partnership completed a public offering of 2,645,000 common units at a price of $36.15 per common unit, before the payment of underwriters' discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 2,645,000 common units, net of underwriters' discounts, commissions and offering expenses were $91,361.  The Partnership's general partner contributed $1,951 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On January 25, 2012, all of the net proceeds were used to reduce outstanding indebtedness of the Partnership.

On February 9, 2011, the Partnership completed a public offering of 1,874,500 common units at a price of $39.35 per common unit, before the payment of underwriters' discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 1,874,500 common units, net of underwriters' discounts, commissions and offering expenses were $70,330.  The Partnership's general partner contributed $1,505 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  The net proceeds were used to reduce the outstanding balance under its revolving credit facility.

(13)	Income Taxes

Because its income is taxed directly to its partners, the operations of a partnership are generally not subject to income taxes, except as discussed below.  Effective January 1, 2007, the Partnership became subject to the Texas margin tax, which is considered a state income tax, and is included in income tax expense on the consolidated statements of operations.

The Partnership's taxable subsidiary, Woodlawn, is subject to income taxes due to its corporate structure. Income tax expense related to Woodlawn is recorded in discontinued operations.  A current state income tax expense of $568 and $574, related to Woodlawn was recorded for the three and nine months ended September 30, 2012. A current state income tax expense of $6 and $17 related to Woodlawn was recorded for the three and nine months ended September 30, 2011, respectively.

The activities of the Cross packaging assets prior to the acquisition by the Partnership were subject to federal and state income taxes. Accordingly, income taxes have been included in the Cross packaging assets operating results for the three and nine months ended September 30, 2012 and 2011. Related payables and receivables are included in due to affiliates and other current assets, respectively, on the consolidated balance sheet for each period presented.

A deferred tax benefit related to the Woodlawn basis differences of $7,373 and $7,695 was recorded for the three and nine months ended September 30, 2012, respectively. A deferred tax expense of $32 and $2 was recorded for the three and nine months ended September 30, 2011, respectively.   A deferred tax expense of $135 and $402 related to the Cross basis

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

differences was recorded for the three and nine months ended September 30, 2012, respectively. A deferred tax benefit of $52 and a deferred tax expense of $95 related to the Cross basis differences was recorded for the three and nine months ended September 30, 2011, respectively. A deferred tax liability of $2,441 and $9,697 related to the basis differences existed at September 30, 2012 and December 31, 2011, respectively.

Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as an income tax and, therefore, the recognition of deferred taxes applies to the margin tax. The impact on deferred taxes as a result of this provision is immaterial.  State income taxes attributable to the Texas margin tax of $238 and $810 were recorded in current income tax expense in continuing operations for the three and nine months ended September 30, 2012 and $218 and $662 for the three and nine months ended September 30, 2011, respectively.

The components of income tax expense (benefit) from operations recorded for the three and nine months ended September 30, 2012 and 2011 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Current:
Federal	$5,933	$339	$7,642	$982
State	844	267	1,703	831
	6,777	606	9,345	1,813
Deferred:
Federal	(7,238)	(20)	(7,293)	97
Total income tax expense (benefit)	$(461)	$586	$2,052	$1,910

Total income tax expense was allocated to continuing and discontinued operations as follows:

Income tax expense (benefit) from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Current:
Federal	$130	$356	$1,835	$971
State	276	261	1,129	814
	406	617	2,964	1,785
Deferred:
Federal	135	(52)	402	95
Total income tax expense (benefit) from continuing operations	$541	$565	$3,366	$1,880

Income tax expense (benefit) from discontinued operations:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Current:
Federal	$5,803	$(17)	$5,807	$11
State	568	6	574	17
	6,371	(11)	6,381	28
Deferred:
Federal	(7,373)	32	(7,695)	2
Total income tax expense (benefit) from discontinued operations	$(1,002)	$21	$(1,314)	$30

(14)	Commitments and Contingencies

From time to time, the Partnership is subject to various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Partnership.

On October 2, 2012, the Partnership announced that the ongoing litigation and disputes involving the shareholders of Martin Resource Management and various members of the Martin family had settled. The settlement, among other things, provided for a resolution of all the lawsuits and disputes referenced in this section. Accordingly, none of the following matters are currently pending and such information is being provided for reference only.

On May 2, 2008, the Partnership received a copy of a petition filed in the District Court of Gregg County, Texas by Scott D. Martin (the “Plaintiff”) against Ruben S. Martin, III (the “Defendant”) with respect to certain matters relating to Martin Resource Management.  In May 2009, the lawsuit went to trial and on June 18, 2009, the Court entered a judgment adverse to the Defendant which contained monetary damages and specific performance components (the “Judgment”).   The Defendant appealed the Judgment.  On November 3, 2010, the Court of Appeals, Sixth Appellate District of Texas at Texarkana, issued an opinion on the appeal overturning the Judgment.  The Appellate Court's opinion rendered a take-nothing judgment against the Plaintiff and found in favor of the Defendant.  The Supreme Court of Texas denied the Plaintiff's petition for review and therefore the opinion of the Sixth Appellate District of Texas at Texarkana has become final.

On September 5, 2008, the Plaintiff and one of his affiliated partnerships (the “SDM Plaintiffs”), on behalf of themselves and derivatively on behalf of Martin Resource Management, filed suit in a Harris County, Texas district court (the “Harris County Litigation”) against Martin Resource Management, the Defendant, Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton, in their capacities as directors of Martin Resource Management (the “MRMC Director Defendants”), as well as 35 other officers and employees of Martin Resource Management (the “Other MRMC Defendants”). In addition to their respective positions with Martin Resource Management, Robert Bondurant, Donald Neumeyer and Wesley Skelton are officers of the Partnership's general partner. The Partnership is not a party to this lawsuit, and it does not assert any claims (i) against the Partnership, (ii) concerning the Partnership's governance or operations, or (iii) against the MRMC Director Defendants or other MRMC Defendants with respect to their service to the Partnership.

The SDM Plaintiffs allege, among other things, that the MRMC Director Defendants have breached their fiduciary duties owed to Martin Resource Management and the SDM Plaintiffs, entrenched their control of Martin Resource Management and diluted the ownership position of the SDM Plaintiffs and certain other minority shareholders in Martin Resource Management, and engaged in acts of unjust enrichment, excessive compensation, waste, fraud and conspiracy with respect to Martin Resource Management. The SDM Plaintiffs seek, among other things, to rescind the June 2008 issuance by Martin Resource Management of shares of its common stock under its 2007 Long-Term Incentive Plan to the Other MRMC Defendants, remove the MRMC Director Defendants as officers and directors of Martin Resource Management, prohibit the Defendant, Wesley M. Skelton and Robert Bondurant from serving as trustees of the MRMC Employee Stock Ownership Trust (the “ESOT”), and place all of the Martin Resource Management common shares owned or controlled by the Defendant in a constructive trust that prohibits him from voting those shares.  The SDM Plaintiffs have amended their Petition to eliminate their claims regarding rescission of the issue by Martin Resource Management of shares of its common stock to the MRMC

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

Employee Stock Ownership Plan. The case was abated in July 2009 during the pendency of a mandamus proceeding in the Texas Supreme Court. The Supreme Court denied mandamus relief on November 20, 2009.  This lawsuit was amended to add the ESOT as a party and was subsequently removed to Federal Court by the ESOT.  This lawsuit was remanded from Federal Court to the State District Court. The trial was previously set for August of 2012 but has been removed from the trial docket.  The trial is nonetheless stayed pending the outcome of procedural matters pending in the appellate courts.

The lawsuits described above are in addition to (i) a separate lawsuit filed in July 2008 in a Gregg County, Texas district court by the daughters of the Defendant against Scott Martin, both individually and in his capacity as trustee of the Ruben S. Martin, III Dynasty Trust, which suit alleges, among other things, that he has engaged in self-dealing in his capacity as a trustee under the trust, which holds shares of Martin Resource Management common stock, and has breached his fiduciary duties owed to the plaintiffs, who are beneficiaries of such trust, and (ii) a separate lawsuit filed in October 2008 in the United States District Court for the Eastern District of Texas by Angela Jones Alexander against the Defendant and Karen Yost in their capacities as a former trustee and a trustee, respectively, of the R.S. Martin Jr. Children Trust No. One (f/b/o Angela Santi Jones), which holds shares of Martin Resource Management common stock, which suit alleges, among other things that the Defendant and Karen Yost breached fiduciary duties owed to Angela Jones Alexander, who is the beneficiary of such trust, and seeks to remove Karen Yost as the trustee of such trust. With respect to the lawsuit described in (i) above, the Partnership has been informed that the Plaintiff has resigned as a trustee of the Ruben S. Martin, III Dynasty Trust. With respect to the lawsuit described in (ii) above, Angela Jones Alexander amended her claims to include her grandmother, Margaret Martin, as a defendant, but subsequently dropped her claims against Mrs. Martin.  Additionally, all claims pertaining to Karen Yost have been resolved.  All claims pertaining to Defendant have been preliminarily resolved, as the court, on February 9, 2011, issued an order that granted the parties' Joint Motion for Administrative Closure.  With respect to the lawsuit referenced in (i) above, the case was tried in October 2009 and the jury returned a verdict in favor of the Defendant's daughters against Scott Martin in the amount of $4,900.  On December 22, 2009, the court entered a judgment, reflecting an amount consistent with the verdict and additionally awarded attorneys' fees and interest. On January 7, 2010, the court modified its original judgment and awarded the Defendant's daughters approximately $2,700 in damages and attorneys' fees, plus interest. Scott Martin has appealed the judgment.  On March 20, 2012, the Court of Appeals, Sixth Appellate District of Texas at Texarkana, issued an opinion on the appeal overturning the Judgment.  While the Appellate Court found that there was sufficient evidence to support the jury's finding that a breach of fiduciary duty occurred, it found insufficient evidence to support any damages and therefore rendered a take-nothing judgment against the daughters of the Defendant.  A motion for rehearing at the Appellate Court was overruled on April 26, 2012.  The Defendant's daughters have indicated they will appeal the Appellate Court's ruling.

On September 24, 2008, Martin Resource Management removed Plaintiff as a director of the general partner of the Partnership. Such action was taken as a result of the collective effect of Plaintiff's then recent activities, which the board of directors of Martin Resource Management determined was detrimental to both Martin Resource Management and the Partnership. The Plaintiff does not serve on any committees of the board of directors of the Partnership's general partner. This position on the board of directors was filled on July 26, 2010, by Charles Henry “Hank” Still.

On February 22, 2010, as a result of the Harris County Litigation being derivative in nature, Martin Resource Management formed a special committee of its board of directors and designated such committee as the Martin Resource Management authority for the purpose of assessing, analyzing and monitoring the Harris County Litigation and any other related litigation and making any and all determinations in respect of such litigation on behalf of Martin Resource Management.  Such authorization includes, but is not limited to, reviewing the merits of the litigation, assessing whether to pursue claims or counterclaims against various persons or entities, assess whether to appoint or retain experts or disinterested persons to make determinations in respect of such litigation, and advising and directing Martin Resource Management's general counsel and outside legal counsel with respect to such litigation.  The special committee consists of Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton.

On May 4, 2010, the Partnership received a copy of a petition filed in a new case with the District Clerk of Gregg County, Texas by Martin Resource Management against the Plaintiff and others with respect to certain matters relating to Martin Resource Management (“the Gregg County Matter”). As noted above, the Plaintiff was a former director of Martin Resource Management.  The lawsuit alleges that the Plaintiff with help from others breached the fiduciary duties the Plaintiff owed to Martin Resource Management.   The Partnership is not a party to the lawsuit, and the lawsuit does not assert any claims (i) against the Partnership, (ii) concerning the Partnership's governance or operations, or (iii) against the Plaintiff with respect to his service as an officer or former director of the general partner of the Partnership. With respect to this lawsuit, the case was tried in January 2012 and the jury returned a verdict in favor of Martin Resource Management against Scott D. Martin

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)
September 30, 2012
(Unaudited)

for breach of fiduciary duty and awarded an amount of $1,800.  The court entered a judgment in favor of Martin Resource Management in the amount awarded by the jury plus interest.  Scott D. Martin is appealing this judgment.

Additionally, on July 11, 2011, Scott D. Martin sued Martin Resource Management in State District Court in Harris County, Texas, alleging that it tortiously interfered with his rights under an existing insurance policy.  A motion to transfer this case was granted and this case is currently pending in the 188th District Court of Gregg County, Texas.

On June 22, 2012, the Partnership received from Scott D. Martin a demand that the Partnership indemnify him for legal fees and damages adjudged against him in the Gregg County Matter.  He followed this up with an additional demand that the Partnership indemnify him for legal fees and expenses he paid in defending the lawsuit brought in Gregg County, Texas by the daughters of the Defendant.  On June 25, 2012, the Partnership filed a petition in the District Court of Gregg County, Texas against Scott D. Martin, seeking a declaratory judgment regarding the Partnership's obligations to indemnify Scott D. Martin.

(15)	Consolidating Financial Statements

Martin Operating Partnership L.P. (the “Operating Partnership”), the Partnership's wholly-owned subsidiary, has issued in the past, and may issue in the future, unconditional guarantees of senior or subordinated debt securities of the Partnership in the event that the Partnership issues such securities from time to time. If issued, the guarantees will be full, irrevocable and unconditional. In addition, the Operating Partnership may also issue senior or subordinated debt securities which, if issued, will be fully, irrevocably and unconditionally guaranteed by the Partnership. The Partnership does not provide separate financial statements of the Operating Partnership because the Partnership has no independent assets or operations, the guarantees are full and unconditional, and the other subsidiary of the Partnership is minor. There are no significant restrictions on the ability of the Partnership or the Operating Partnership to obtain funds from any of their respective subsidiaries by dividend or loan.

(16)	Subsequent Events

Litigation Settlement. On October 2, 2012, the Partnership announced that the ongoing litigation and disputes as described in Note 14 involving the shareholders of Martin Resource Management and various members of the Martin family had settled. The settlement, among other things, provided for a resolution of all of the lawsuits and disputes referenced in Note 14. In connection with the settlement, Martin Resource Management transferred 1,500,000 common units of the Partnership to KCM, LLC, and Martin Resource Management now owns 5,093,267 common units of the Partnership.

Acquisition of Lubricant Packaging Assets. On October 2, 2012 the Partnership purchased certain specialty lubricant packaging assets from Cross, a wholly-owned subsidiary of Martin Resource Management. The consideration consisted of $121,800 in cash, including working capital of approximately $36,800, subject to certain post-closing adjustments. The purchase was funded by borrowings under the Partnership's revolving credit facility. See Note 1.

Acquisition of Redbird Class A Interests. On October 2, 2012, the Partnership acquired from Martin Resource Management all of the remaining Class A interests in Redbird for $150,000 in cash. Prior to the transaction, the Partnership owned a 10.74% Class A interest and a 100% Class B interest in Redbird. This transaction was also funded by borrowings under the Partnership's revolving credit facility. See Note 1.

Amendment No. 2 to Omnibus Agreement. In connection with the purchase of the Cross packaging assets, on October 2, 2012, the Partnership entered into Amendment No. 2 to the Partnership's omnibus agreement (the “Amendment”) with Martin Resource Management, the General Partner, and Martin Operating Partnership L.P. The Amendment allows the Partnership to provide certain products and services to Martin Resource Management under the Omnibus Agreement by amending the definition of the term “Business” to reflect the operation of the packaging assets acquired by the Partnership pursuant to the purchase agreement.

Amendment No. 3 to the Second Amendment and Restated Agreement of Limited Partnership. In conjunction with the Redbird purchase agreement, on October 2, 2012, the General Partner executed Amendment No. 3 to the Second Amended and Restated Agreement of Limited Partnership of the Partnership (“the Partnership Agreement”). The Partnership Agreement Amendment provides that the General Partner, currently the holder of the incentive distribution rights, shall not receive the next $18,000 in incentive distributions that it would otherwise be entitled to receive.